UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2006

ChoicePoint Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13069	58-2309650
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1000 Alderman Drive Alpharetta, Georgia	30005
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (770) 752-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 2.06 Material Impairments.

On September 29, 2006, a subsidiary of ChoicePoint Inc. (the “Company”) entered into a Stock Purchase Agreement with Vertafore, Inc. (“Vertafore”), pursuant to which the Company sold to Vertafore all of the outstanding capital stock of Insurity Rating and Analytics Services Inc. (“IRAS”), which operates the Company’s Priority Data Systems business. The sale of IRAS was made in connection with the Company’s previously-announced company-wide strategic review. As a result of the sale of the capital stock of IRAS, the Company expects to record a loss of approximately $3-$4 million, net of the related tax benefit, which represents the impairment of goodwill and other identifiable intangibles carried on the Company’s books associated with the acquisition of IRAS in 2004. These are preliminary estimates and are subject to change as the Company finalizes the accounting for this transaction. The loss on the sale will be recorded in the third quarter of 2006. The above-referenced charge will be a non-cash charge and is not expected to result in future cash expenditures.

Simultaneous with the execution of the above-referenced Stock Purchase Agreement, the Company entered into a Strategic Alliance Agreement with Vertafore that will extend the Company’s capabilities for data sales to thousands of insurance agents and industry professionals nationwide through Vertafore’s AMS Services business unit. The press release announcing the sale and the execution of the Strategic Alliance Agreement is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of ChoicePoint Inc., dated September 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2006	CHOICEPOINT INC.

	By:	/s/ Steven W. Surbaugh
Steven W. Surbaugh
Executive Vice President and Chief Administrative Officer